Press Release - December 8, 1999

Integrity Announces Merger/Acquisition of UK Software Services Group Jyris And $3,000,000 U.S. Acquisition of Computer Foundations Ltd.

SAN DIEGO, Dec. 8 /PRNewswire/ -- INTEGRITY HOLDINGS, LTD. (the "Company") (OTC Bulletin Board: INTY - news) an Irish-based holding company specializing in software and financial services, today, (Wednesday 8th December 1999) announced its merger with UK-based software services group, Jyris via a stock and share transaction. The terms of the merger calls for Integrity Holdings to issue 15.8 million new common shares to satisfy a one-for-one share exchange. The merger will have a positive impact on earnings and will double the size of Integrity Holdings in terms of revenue and earnings and is expected to yield a total Group turnover of US$85.5 million to year-end December 2000. Based on the current share value, the Group's combined market capitalization will be in the region of US$220 million.

The enlarged Group will trade as Integrity Holdings.

Established in 1998, Integrity Holdings operates in the software and related financial service market. With over 10,000 corporate customers, the Company has grown dramatically both organically and through a number of acquisitions and currently operates eight subsidiary companies in Ireland and the UK. Revenues to the third quarter, September 1999 were US$25.9 million with profit before tax and goodwill at US$3.2 million. Integrity Holdings was launched on NASDAQ OTC/BB in August 1998 under the symbol of INTY.

Headquartered in Buckinghamshire, the Jyris Group is made up of ten operations, six of which are based in the UK with two operations based in South Africa and two in Ireland. Revenues to the third quarter, September 1999 were US$21.7 million with profit before tax and goodwill of US$1.8 million. Jyris has a corporate customer base of over 2,300 under contract paying over US$7.5 million in term contracts on an annual basis. Through its subsidiary Total Assets, Jyris has access to over 7,000 UK-based Value Added Resellers. The Company was formed in 1998 when management acquired IBIS from AMEX listed SVI Systems Inc. The sale of IBIS was in line with SVI's stated objective to move closer towards its goal of becoming a leading provider of end-to-end retail software solutions internationally. SVI is 60% owned by South African software group Softline Limited, which has a listing on the Johannesburg Stock Exchange, and is the fourth largest IT group in South Africa.

Barry Schechter, Chief Executive of SVI, along with fellow SVI Director, Don Radcliff will join the Integrity Board in a non-executive capacity. In addition Softline Chief Executive Officer, Ivan Epstein, will also join the Board in a non-executive capacity.

Peter Nagle, Chief Executive Officer of Jyris will replace Paul Nagle as Chief Executive Officer of Integrity Holdings while Paul Nagle will take up the position of Chief Operations Officer. Paul Carroll will retain his position as Chief Financial Officer and Kenneth Butler will remain as Chairman of the Group. All board and management appointments take place with immediate effect.

Born in Dublin and currently based in the UK, Peter Nagle has worked in the software industry since 1986.

The merger is in line with Integrity Holdings strategy to develop a globally based information technology group. Both companies currently operate in the software services (Vertical Software products), web technology (Internet B2B solutions) computer leasing and computer maintenance & networking.

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The Group's software products are industry specific to construction, credit unions, print & packaging and cleaning management. In each of these sectors, the Group's software products are one of the market leaders. The software development costs across the Group's six companies targeting Vertical Software markets will be rationalized allowing significant improvements in the bottom line.

With over 16,000 corporate customers, other Group services such as web connectivity and design, e-commerce solutions and managed networking will be marketed to both companies' customer bases providing efficient margin generating opportunities and a high degree of recurring revenues. As the Group develops its global presence, it expects to benefit significantly from licensing its software products into these new markets and expects to sell its technologies to these new corporate relationships.

While developing synergies between the Group's businesses, the Group will develop its mission critical software application companies organically and through acquisition. The substantial recurring revenues from its customer bases will help produce solid sustainable earnings and enhance shareholder value as well as providing committed IT partnerships with its corporate customers.

Commenting on the merger, Peter Nagle, incoming CEO of Integrity Holdings said, "This is a positive development for management and staff of both companies, culturally, the fit between Jyris and Integrity Holdings is excellent. Combined our rate of expansion will be vastly accelerated. This merger will fast track the process of moving to the NASDAQ National Market over the next twelve (12) months."

"We are confident that we will be able to deliver a superior product and service portfolio that will complement our existing business. Strategically, this merger will provide an important link of Integrity Holdings into the South African market and will consolidate the Group's position in Ireland and the UK," concluded Peter Nagle.

Commenting on the short term objectives, post merger Paul Nagle said, "We are confident that we can maximize synergies across all group companies to ensure positive growth, and enable us to fulfill our development plans. The merger will give Integrity Holdings the size and scale to pursue a number of strategic objectives. These include identifying suitable acquisition opportunities to enhance our product range and market position."

He continued, "Long term, the company's focus is building a sustainable earnings around propriety software technologies and furthering its expansion into Europe, US, Australia and Asia."

Integrity Holdings also announced today that it has acquired all of the issued and outstanding shares of Computer Foundations Limited (CFL) via a combination of cash and shares of Integrity common stock for a consideration of over US$3 million. CFL is a leading developer of construction application software based in Colchester, England. CFL has been operating profitably in the UK since 1984 and has over 700 customers and 35 staff. The business generated approximately US$3.3 of revenues in the last twelve months, with over 30% in recurring term contracts.

Paul Nagle, said, "We are delighted to add the profitability and people skills of CFL to the Group. The innovation of products that CFL have developed will consolidate or position in the construction software market and the quality of the customer base will offer further opportunities to cross- sell other group products and services."

Peter Doe BSc, Managing Director of CFL said, "We are excited at becoming part of a rapidly expanding international software and services group. Integrity's capacity and resources will allow us to develop further our products and exploit international opportunities into the new millennium."

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This press release contains forward-looking statements regarding Integrity
Holdings, Ltd. and its future sales related activities. Actual results could differ materially from those described or implied in this press release as a result of a number of factors. These include, but are not limited to, the future growth of these markets, any adverse actions by the Company's partners, competitive products, other economic factors affecting the Company's markets, the degree of acceptance that new products achieve, and seasonal changes.

SOURCE: Integrity Holdings, Ltd.

Acquisitions & Mergers | Products & Sales